Exhibit 99.1
Compass Pathways Appoints Dr. Jeffrey Jonas to Board of Directors
LONDON & NEW YORK--(October 29, 2025)-- Compass Pathways plc (Nasdaq: CMPS), a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health, today announced the appointment of Dr. Jeffrey Jonas to its Board of Directors, effective immediately. Dr. Jonas brings more than three decades of leadership in pharmaceutical research and development, with a particular focus on neuroscience.
As part of this Board transition, Thomas Lönngren will retire from his position on the Board at the end of December after more than six years of service. Mr. Lönngren has been an invaluable counselor across the company’s achievements, including the advancement of the COMP360 program and transition from an early-stage to late-stage clinical company.
“With Compass leading the field of psychedelics and looking ahead to potential commercialization for COMP360, we are grateful to have Dr. Jonas’ extensive experience in neuroscience, an area in which he has consistently driven breakthroughs in treatment,” said Kabir Nath, Chief Executive Officer of Compass Pathways. “Along his career, Dr. Jonas has demonstrated a deep commitment to translating cutting-edge science into meaningful clinical impact, which will be highly beneficial as we work to bring COMP360, if approved, to patients in need of new treatment options. On behalf of the entire company and Board, I also want to thank Thomas Lönngren for his insights and thought leadership through the years as he prepares to retire later this year.”
Dr. Jonas is a partner at Cure Ventures, a life sciences venture capital firm focused on advancing transformative therapeutics. Dr. Jonas has held executive leadership roles across various life science organizations. At Sage Therapeutics, Dr. Jonas served as Chief Executive Officer from 2013-2020, and subsequently as Chief Innovation Officer from 2020-2022 and was a member of the Board from 2013-2024. Earlier in his career, he was President of the Regenerative Medicine Division at Shire Pharmaceuticals, guiding strategic direction and driving key R&D milestones. He also held senior roles at ISIS Pharmaceuticals, Forest Laboratories, and Upjohn Laboratories.
Dr. Jonas currently serves on the Board of Directors of Generation Bio Co. (Nasdaq: GBIO), and chairs the Board of Noema Pharma, a clinical-stage biotech company targeting debilitating central nervous system (CNS) disorders. Previously, Dr. Jonas served on the board of directors of Karuna Therapeutics, Inc. He has an extensive record of over 40 years of peer-reviewed scientific publications focused on psychiatric disorders, pharmacotherapy and neuropsychopharmacology. Dr. Jonas earned his B.A. from Amherst College and his M.D. from Harvard Medical School. He completed his psychiatry residency at Harvard, where he also served as Chief Resident of Psychopharmacology at McLean Hospital.

“The growing mental health crisis demands bold, science-driven innovation. I am excited to support the Compass team in its mission to transform mental health care through the development of a paradigm-changing treatment. Their pioneering approach has the potential to redefine how we treat some of the most challenging conditions, offering hope to millions of people,” said Dr. Jeffrey Jonas.
About Compass Pathways
Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. We are motivated by the need to find better ways to help and empower people with serious mental health conditions who are not helped by existing treatments. We are pioneering a new paradigm for treating mental health conditions focused on rapid and durable responses through the development of our investigational COMP360 synthetic psilocybin treatment, potentially a first in class treatment. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).
Compass is headquartered in London, UK, with offices in New York in the US. We envision a world where mental health means not just the absence of illness but the ability to thrive.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “contemplate”, “estimate”, “predict”, “potential”, “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, statements regarding our business strategy and goals; the potential for the pivotal phase 3 program in TRD or any future trials to support regulatory filings and approvals; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment for treatment of TRD; any implication that past results will be predictive of future results; our ability to obtain regulatory approval and adequate coverage and reimbursement; our ability to transition from a clinical-stage to a commercial-stage organization and effectively launch a commercial product, if regulatory approval is obtained; and our expectations regarding the benefits of our investigational COMP360 psilocybin treatment. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Compass’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
These risks, uncertainties, and other factors include, among others: uncertainties associated with risks related to clinical development which is a lengthy and expensive process with uncertain outcomes, and therefore our clinical trials may be delayed or terminated and may be more costly than expected; interim, top-line or preliminary data from our ongoing clinical trials and results from earlier trials may not be predictive of future results; our need for substantial additional funding to achieve our business goals and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials; our efforts to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for our investigational COMP360 psilocybin treatment may be unsuccessful; and our efforts to commercialize and obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; and those risks and uncertainties described under the heading “Risk Factors” in Compass’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, the prospectus supplement related to the proposed public offering we plan to file and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, Compass disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Compass’s current expectations and speak only as of the date hereof.

Enquiries
Media: Dana Sultan-Rothman, media@compasspathways.com, +1 484 432 0041
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324